EXHIBIT 10.1

SEVERANCE AND RELEASE AGREEMENT

This Agreement is between Domenic Rinaldi (for himself and anyone acting for him) (the “Employee”) and Rewards Network Establishment Services Inc. (for itself or any affiliated company, or its or their present and past officers, directors, supervisors, employees and anyone else acting for it or them) (the “Employer”).

WHEREAS, the Employer previously employed the Employee as a Executive Vice President, Sales;

WHEREAS, the employment relationship between the Employer and the Employee has been terminated; and

WHEREAS, the Employer and Employee wish to enter into this Severance and Release Agreement (“Agreement”) in complete settlement of all rights of both the Employee and the Employer.

THEREFORE, the parties agree as follows:

1. Termination. Effective March 3, 2005 (“Termination Date”), the Employee’s employment with the Employer will end.

2. Accrued Benefits. The Employee will be entitled to any accrued benefits as of the Termination Date in the same manner as any other employee whose employment with the Employer has terminated, all in accordance with the terms of the Employer’s applicable benefit plans. For the avoidance of doubt, the Employee was entitled to receive and has already been paid for 120 hours of accrued, but unused vacation time and 7.44 hours of sick leave on his paycheck dated March 11, 2005. The Employee is not owed any additional vacation time or hours of sick leave.

3. Expense Reports. The Employer will reimburse the Employee for reasonable expenses incurred through the Termination Date provided the Employee submits appropriate expense reports detailing the expenses within 30 days of the Termination Date.

4. Return of Employer Property. The Employee acknowledges and warrants that he has returned to the Employer all Employer property in the Employee’s possession, custody or control, whether at the office or off premises, including, but not limited to, confidential information of the Employer, Blackberry, laptop computer, computer equipment, and software. To the extent that the Employee has not returned such Employer property, he will do so immediately.

5. Severance Arrangements. The Employer will pay the Employee $255,852.22 over the twelve (12) month period following March 3, 2005 (the “Severance Period”) on an equal basis in accordance with the Employer’s normal bi-weekly salary schedule in the form of a salary continuation (less applicable deductions). The Employer will pay Employee COBRA reimbursement (for the Employee and his family) for the twelve (12) month period following March 3, 2005.

6. Protection of Proprietary Interests. Without the prior written consent of the Chief Executive Officer of Employer:

(a) the Employee agrees that for a period of 12 months after the Termination Date, the Employee will not, directly or indirectly, on behalf of the Employee or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by Rewards Network to any person, company or entity which was a Rewards Network customer, merchant, member or partner for such products or services and with which the Employee had contact regarding those products or services at any time during the last 12 months of the Employee’s employment with Rewards Network;

(b) the Employee agrees that for a period of 12 months after the Termination Date, the Employee will not directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by Rewards Network to any person, company or entity which was a Rewards Network customer, merchant, member or partner for such products or services and with which the Employee had contact regarding those products or services at any time during the last 12 months of the Employee’s employment with Rewards Network;

(c) the Employee agrees that for a period of 12 months after the Termination Date, the Employee will not in any capacity sell, manage, supervise or offer products or services competitive with or similar to the merchant marketing, restaurant financing or merchant rewards business of Rewards Network in any territory in which the Employee worked while employed by Rewards Network during the last 12 months of the Employee’s employment with Rewards Network;

(d) the Employee agrees that for a period of 12 months after the Termination Date, the Employee will not, directly or indirectly hire, solicit, attempt to persuade or communicate with any employee of Rewards Network, or any person who was an employee of Rewards Network within the two months preceding contact between the Employee and that person, to leave the employ of Rewards Network or otherwise interfere with the performance of their duties for Rewards Network; and

(e) the Employee agrees that for a period of 12 months after the Termination Date, the Employee will not directly or indirectly, on behalf of the Employee or any other person,

company or entity, participate in the development of any products or services similar to or competitive with products or services of Rewards Network with which the Employee had product or service research or development responsibilities during the last 12 months of the Employee’s employment with Rewards Network.

7. Future Cooperation. After the Termination Date, the Employee will reasonably cooperate with, and assist the Employer in any investigations, proceedings or actions relating to any matters in which he was involved or had knowledge while employed by the Employer, subject to reimbursement for approved expenses.

8. No Disruption. The Employee will not knowingly disrupt, interfere with, or in any way disturb the Employer’s business.

9. References. In the event the Employer receives any inquiry from prospective employers of the Executive, the Employer will not make any statement that reflects negatively on the Executive concerning the Executive so long as the Executive directs any prospective employers’ inquiries regarding his employment with the Employer to the Employer’s Human Resources Department. The Employer will provide potential employers only with the Executive’s job title, dates of employment, and wage or salary at time of separation and shall advise potential employers that is the only information that may be provided under the Employer’s policy.

10. Non-Disparagement. The Employee will not take any action or make any statement that reflects negatively on the Employer, or in any way disparages, in any manner, the Employer’s management, business or business practices; provided the provisions of this Section 9 shall not require Employee to make false statements or disclosures. Nothing in this Agreement precludes honestly cooperating with any governmental investigation.

11. Disclosure of Confidential Information. The Employee will not, without the Employer’s prior permission, directly or indirectly disclose to anyone outside of the Employer any trade secrets or other confidential information of the Employer, or any information received in confidence from third parties by the Employer or about third parties by the Employer, as long as such matters remain trade secrets or confidential. Trade secrets and other confidential information shall include any information or material which has not been made available generally to the public and which (a) is generated or collected by or utilized in the operations of the Employer and relates to the actual or anticipated business or research or development of the Employer; or (b) is suggested by or results from any task assigned to the Employee by the Employer or work performed by the Employee for or on behalf of the Employer.

12. Confidentiality. Except as otherwise required by law, the parties agree that the terms of this Severance Agreement and Release are strictly confidential and must not be disclosed in any manner to any person. The only exceptions to this prohibition on disclosure are to the parties’ attorneys and/or tax advisors, and the Employer’s employees necessary to comply with the Employer’s obligations under this Agreement, all of whom are similarly bound by this confidentiality provision.

13. Non-Admission. The parties agree that the Employer’s offer of this Severance Agreement and Release and/or the payment of severance under this Agreement are not an admission of any kind that the Employee has any viable claims against the Employer or that the Employer admits to any liability whatsoever.

14. Release. The Employee releases the Employer with respect to any and all known and unknown claims of any type to date arising out of any aspect of their employment relationship or the termination of their employment relationship. This includes, but is not limited to, breach of any implied or express employment contracts, covenants or duties; entitlement to any pay or benefits, including insurance benefits or attorney fees; claims for wrongful termination, violation of public policy, defamation, emotional distress, invasion of privacy, loss of consortium, negligence, other federal, state, local or common law matters or any act or omission; or claims of discrimination based on age (Age Discrimination in Employment Act) (“ADEA”), ancestry, color, concerted activity, disability, entitlement to benefits, marital status, national origin, parental status, race, religion, retaliation, sex, sexual harassment, sexual orientation, source of income, union activity, veteran’s status or other protected status; provided, however, that, nothing contained herein shall be deemed a release of any of Employee’s rights under this Agreement or the Indemnification Agreement entered into by and between the Employee and Rewards Networks, Inc., dated February 25, 2004. The Employee also acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim.

15. Covenant Not To Sue. The Employee agrees not to sue the Employer for any claims covered by the release in this Agreement. This agreement not to sue does not apply to an ADEA claim to the extent such an exception is required by law. If the Employee sues in violation of this Agreement, the Employee agrees (a) to pay all costs and expenses incurred by the Employer in defending against a suit or enforcing this Agreement, including court costs, expenses and reasonable attorney fees, or (b) to be obligated upon written demand to repay to the Employer, as liquidated damages, all of the payments paid to the Employee pursuant to this Agreement except One Hundred Dollars, and (c) in addition to either (a) or (b) that the Employer shall not be obligated to continue payment to the Employee of any remaining payments under this Agreement.

16. Exclusions from Release. Excluded from the release and the agreement not to sue are any claims which cannot be waived by law, and the filing of a discrimination charge with a government agency. But the Employee agrees to waive any right to any monetary recovery should any government agency pursue any claims on the Employee’s behalf.

17. Modification. This Agreement may only be modified in a writing signed by both parties. If any part of this Agreement is found to be illegal or invalid by a final non-appealable ruling of a court of competent jurisdiction, it will be deemed severed from this Agreement, and the remainder of the Agreement will remain in effect and will be enforceable within the bounds of applicable law. If any restriction or limitation in this Agreement is found to be unreasonable, onerous or unduly restrictive, it will not be stricken in its entirety, but will remain effective to the maximum extent permissible.

18. Waiver of Breach. Should either party breach any provision of this Agreement, and should the other party decide not to enforce its rights against the other, that decision will not operate or be construed as a waiver of any subsequent breach by the other party. No such waiver will be valid unless in writing and signed by an officer of the Employer or the Employee, as the case may be.

19. Attorney Fees. In the event the Employer shall successfully enforce any part of this Agreement through legal proceedings, the Employee agrees to pay the Employer all costs and attorneys’ fees reasonably incurred by Employer in connection therewith.

20. Complete Agreement. This Agreement resolves all matters between the Employee and the Employer and supersedes any other written or oral agreement between them.

21. Voluntariness. The Employee is signing this Agreement knowingly and voluntarily, has not been coerced or threatened into signing this Agreement and has not been promised anything else in exchange for signing this Agreement.

22. Attorney Consultation. By this Agreement, the Employee has been advised to consult with an attorney of the Employee’s choice at the Employee’s own expense before signing below.

23. Time Periods. The Employee has been given at least 21 days to consider this Agreement. After the Employee signs this Agreement, the Employee has seven days to revoke it by giving the Employer written notice of revocation. If this Agreement is not revoked, the Employee will receive the severance and other benefits provided in this Agreement.

24. Jurisdiction, Choice of Law, Injunctive Relief, and Attorney Fees. The parties consent to the jurisdiction of the courts of Illinois and the application of Illinois law with respect to any matter or thing arising out of this Agreement. In the event of a breach or a threatened breach of this Agreement by the Employee, the Employee acknowledges that the Employer will face irreparable injury which may be difficult to calculate in dollar terms and that the Employer shall be entitled, in addition to remedies otherwise available at law or in equity, to temporary restraining orders and preliminary injunctions and final injunctions enjoining such breach or threatened breach.

Signed:

EMPLOYEE	REWARDS NETWORK
ESTABLISHMENT SERVICES INC.

/s/ Domenic Rinaldi	By:	/s/ Ronald L. Blake
Domenic Rinaldi	Name:	Ronald L. Blake
	Title:	President and CEO

April 11, 2005	April 11, 2005
Date	Date

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